Exhibit 99.1

Contacts: Pat Sheaffer or Ron Wysaske, Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $740,000 in First Fiscal Quarter of 2015;
Highlighted by Improved Credit Quality Metrics and Growth in the Loan Portfolio

Vancouver, WA – July 22, 2014 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported that it earned $740,000, or $0.03 per diluted share, in the first fiscal quarter ended June 30, 2014 compared to $1.6 million, or $0.07 per diluted share, in the first fiscal quarter a year ago.

“We started off the fiscal year with our eighth consecutive profitable quarter and continued to make meaningful progress in reducing nonperforming and classified assets while growing the loan portfolio,” stated Pat Sheaffer, Chairman and CEO. “The steady economic recovery in Southwest Washington and Portland Oregon have contributed to strong improvements in credit quality. We look forward to the future with confidence, as we continue to create value for our shareholders by developing strong relationships with our customers, communities and employees.”

First Quarter Highlights (at or for the period ended June 30, 2014)

•	First quarter net income was $740,000, or $0.03 per diluted share.
•	Net loans increased 2.6% during the quarter with loan originations totaling $39.4 million during the first quarter.
•	Classified assets decreased $9.8 million during the quarter to $33.6 million (22.5% decline).
•	Nonperforming assets decreased $2.8 million during the quarter to $19.0 million (12.8% decline).
•	RAMCo’s assets under management increased to $374.9 million with $820,000 in fees during the first quarter.
•	Total risk-based capital ratio was 16.58% and Tier 1 leverage ratio was 10.93%.

Balance Sheet Review

“The loan pipeline has grown in recent quarters and was particularly robust during the current quarter,” said Ron Wysaske, President and COO. “As a result, net loans increased $13.8 million, or 2.6%, during the first quarter. Loan growth included a net increase of $7.7 million in purchased auto loans during the quarter, as well as $6.1 million in net organic loan growth.”

Net loans were $534.7 million at June 30, 2014 compared to $520.9 million three months earlier and $511.7 million a year earlier. Loan originations totaled $39.4 million during the quarter and there were $68.9 million of loans in the pipeline at June 30, 2014.

Core deposit growth remained strong with checking account balances growing 12.1% during the past year. Total deposits increased to $686.6 million at June 30, 2014 compared to $659.5 million a year ago, but were down slightly compared to $690.1 million in the preceding quarter. Much of the decrease during the first fiscal quarter was a result of seasonal declines due to customer tax payments. As of June 30, 2014, interest checking accounts represent 14.8% and non-interest checking accounts represent 19.6% of the total deposit portfolio.

Shareholders’ equity improved to $99.4 million at June 30, 2014 compared to $98.0 million at March 31, 2014. Tangible book value per share improved to $3.27 per share at June 30, 2014 compared to $3.20 per share at March 31, 2014.

Credit Quality

“We are pleased with the continued progress we have made at improving our credit quality,” said Dan Cox, Executive Vice President and Chief Credit Officer. “These improvements reflect strongly on the hard work and dedication by our employees during the last several years. As we return to more normalized credit quality levels, we have been able to allocate more resources into expanding lending relationships and growing our loan portfolio.”

RVSB Reports First Quarter Fiscal 2015 Profits
July 22, 2014

Classified assets decreased $9.8 million during the quarter to $33.6 million at June 30, 2014 compared to $43.4 million at March 31, 2014. The classified asset to total capital ratio decreased to 34.4% at June 30, 2014 compared to 45.1% three months earlier. During the past 12 months, Riverview has reduced classified assets a total of $26.1 million.

Nonperforming loan balances totaled $13.1 million at June 30, 2014 compared to $14.1 million three months earlier and $21.4 million a year earlier.

Real estate owned (“REO”) activity remained strong during the first fiscal quarter. Sales of REO properties totaled $1.3 million during the quarter. Riverview has an additional $3.4 million in properties currently under purchase contracts, which are expected to close during the second fiscal quarter of 2015 with minimal to no projected losses on these sales. REO balances were $5.9 million at June 30, 2014 compared to $7.7 million in the preceding quarter and $13.2 million a year earlier.

Riverview recorded a $300,000 recapture of loan losses during the first quarter of fiscal 2015 compared to a $1.2 million recapture of loan losses during the preceding quarter and a $2.5 million recapture of loan losses in the first quarter a year ago. The recapture of loan loss provision reflects the improvement in credit quality and the increase in loan recoveries during the past twelve months.

Riverview had net loan recoveries of $30,000 during the quarter compared to net charge-offs of $297,000 in the preceding quarter. During the past twelve months, Riverview had net recoveries totaling $83,000.

The allowance for loan losses at June 30, 2014 totaled $12.3 million, representing 2.25% of total loans and 94.09% of nonperforming loans.

Income Statement

Riverview’s fiscal first quarter net interest income increased to $6.4 million, compared to $6.0 million in the preceding quarter and $6.2 million in the fiscal first quarter a year ago.

“Our net interest margin improved 13 basis points compared to the preceding quarter,” said Kevin Lycklama, Executive Vice President and Chief Financial Officer. “The increase in net interest margin was primarily due to a decrease in cash balances and an increase in a combination of higher yielding investment securities and the growth in our loan portfolio. We expect that our net interest margin will further improve as the loan portfolio continues to grow, however, compression in loan yields is expected to continue in the short-term due to the continued low interest rate environment.” Riverview’s net interest margin was 3.46% in the fiscal first quarter compared to 3.33% for the preceding quarter and 3.51% in the fiscal first quarter a year ago.

Non-interest income increased to $2.2 million in the first quarter compared to $1.9 million in the preceding quarter and was unchanged from the first quarter a year ago. Riverview Asset Management Corporation’s (“RAMCo”) asset management fees increased to $820,000 during the quarter compared to $694,000 in the preceding quarter and $736,000 in the same quarter a year ago. Assets under management reached a record high of $374.9 million at June 30, 2014.

Non-interest expense was $7.7 million in the first quarter compared to $7.5 million in the preceding quarter and $9.2 million in the same quarter a year ago. The primary driver for the decrease from prior year was a reduction in REO expenses, which decreased to $616,000 compared to $1.6 million in the same quarter a year ago. REO expenses included $513,000 in write-downs on existing properties. During the quarter-ended June 30, 2014, Riverview received updated appraisals, or currently has under contract, 82% of its existing REO properties. We expect our REO expenses will decrease in future quarters as a result of the lower projected balance of REO properties.

Capital and Liquidity

Riverview continues to maintain capital levels in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.58%, Tier 1 leverage ratio of 10.93% and tangible common equity to tangible assets of 9.19% at June 30, 2014.

The Bank had available total and contingent liquidity of more than $500 million, representing 62% of total assets as of June 30, 2014. Included in the Bank’s total liquidity was more than $175 million of cash and short-term investments.

RVSB Reports First Quarter Fiscal 2015 Profits
July 22, 2014

Recent Events

On April 8, 2014, the Company announced that the Office of the Comptroller of the Currency lifted the formal agreement (“Agreement”) with Riverview Community Bank. This action immediately ended the regulatory restrictions that were contained in the Agreement and no further reporting under the Agreement is necessary.

As a result of the improvement in Riverview’s financial condition, specifically an improvement in asset quality and core earnings, and its forecast for future earnings, the Company reversed the $15.1 million valuation allowance on its deferred tax asset during the fourth fiscal quarter ended March 31, 2014. Classified assets have improved during the past eight consecutive quarters and Riverview has been in a net loan recovery position during the past fiscal year.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands)	June 30, 2014	March 31, 2014	June 30, 2013

Shareholders' equity	$99,366	$97,978	$80,144
Goodwill	25,572	25,572	25,572
Other intangible assets, net	393	395	455
Tangible shareholders' equity	$73,401	$72,011	$54,117

Total assets	$824,642	$824,521	$774,578
Goodwill	25,572	25,572	25,572
Other intangible assets, net	393	395	455
Tangible assets	$798,677	$798,554	$748,551

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $825 million, it is the parent company of the 91 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 18 branches, including thirteen in the Portland-Vancouver area and three lending centers.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions

RVSB Reports First Quarter Fiscal 2015 Profits
July 22, 2014

for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.

Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports First Quarter Fiscal 2015 Profits
July 22, 2014

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	June 30, 2014	March 31, 2014	June 30, 2013
ASSETS

Cash (including interest-earning accounts of $23,815, $51,715	$41,556	$68,577	$111,878
and $96,110)
Certificate of deposits	34,435	36,925	42,652
Loans held for sale	795	1,024	1,258
Investment securities available for sale, at fair value	21,549	23,394	14,590
Mortgage-backed securities held to maturity, at amortized	98	101	122
Mortgage-backed securities available for sale, at fair value	98,413	78,575	6,068
Loans receivable (net of allowance for loan losses of $12,281,
$12,551 and $13,697)	534,712	520,937	511,692
Real estate and other pers. property owned	5,926	7,703	13,165
Prepaid expenses and other assets	3,858	3,197	2,800
Accrued interest receivable	1,964	1,836	1,751
Federal Home Loan Bank stock, at cost	6,533	6,744	7,089
Premises and equipment, net	16,260	16,417	17,708
Deferred income taxes, net	14,748	15,433	498
Mortgage servicing rights, net	373	369	406
Goodwill	25,572	25,572	25,572
Core deposit intangible, net	20	26	49
Bank owned life insurance	17,830	17,691	17,280

TOTAL ASSETS	$824,642	$824,521	$774,578

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$686,641	$690,066	$659,495
Accrued expenses and other liabilities	12,759	10,497	8,966
Advance payments by borrowers for taxes and insurance	365	467	237
Junior subordinated debentures	22,681	22,681	22,681
Capital lease obligation	2,340	2,361	2,420
Total liabilities	724,786	726,072	693,799

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2014 – 22,471,890 issued and outstanding;	225	225	225
March 31, 2014 – 22,471,890 issued and outstanding;
June 30, 2013 – 22,471,890 issued and outstanding;
Additional paid-in capital	65,218	65,195	65,541
Retained earnings	34,332	33,592	15,809
Unearned shares issued to employee stock ownership trust	(361)	(387)	(464)
Accumulated other comprehensive loss	(48)	(647)	(967)
Total shareholders’ equity	99,366	97,978	80,144

Noncontrolling interest	490	471	635
Total equity	99,856	98,449	80,779

TOTAL LIABILITIES AND EQUITY	$824,642	$824,521	$774,578

RVSB Reports First Quarter Fiscal 2015 Profits
July 22, 2014

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended
(In thousands, except share data) (Unaudited)	June 30, 2014	March 31, 2014	June 30, 2013
INTEREST INCOME:
Interest and fees on loans receivable	$6,171	$6,034	$6,605
Interest on investment securities-taxable	84	80	39
Interest on mortgage-backed securities	480	268	16
Other interest and dividends	131	154	171
Total interest income	6,866	6,536	6,831

INTEREST EXPENSE:
Interest on deposits	360	436	527
Interest on borrowings	147	146	150
Total interest expense	507	582	677
Net interest income	6,359	5,954	6,154
Less recapture of loan losses	(300)	(1,200)	(2,500)

Net interest income after recapture of loan losses	6,659	7,154	8,654

NON-INTEREST INCOME:
Fees and service charges	1,070	957	1,030
Asset management fees	820	694	736
Gain on sale of loans held for sale	126	58	317
Bank owned life insurance income	138	134	142
Other	56	7	21
Total non-interest income	2,210	1,850	2,246

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,174	4,059	3,870
Occupancy and depreciation	1,087	1,190	1,244
Data processing	470	417	688
Amortization of core deposit intangible	6	7	17
Advertising and marketing expense	150	148	204
FDIC insurance premium	175	259	411
State and local taxes	137	122	126
Telecommunications	76	77	68
Professional fees	289	295	338
Real estate owned expenses	616	363	1,612
Other	555	523	665
Total non-interest expense	7,735	7,460	9,243

INCOME BEFORE INCOME TAXES	1,134	1,544	1,657
PROVISION (BENEFIT) FOR INCOME TAXES	394	(15,097)	17
NET INCOME	$740	$16,641	$1,640

Earnings per common share:
Basic	$0.03	$0.74	$0.07
Diluted	$0.03	$0.74	$0.07
Weighted average number of shares outstanding:
Basic	22,382,595	22,376,437	22,357,962
Diluted	22,408,775	22,385,244	22,358,633

RVSB Reports First Quarter Fiscal 2015 Profits
July 22, 2014

(Dollars in thousands)	At or for the three months ended
	June 30, 2014	March 31, 2014	June 30, 2013
AVERAGE BALANCES
Average interest–earning assets	$ 737,717	$ 726,218	$ 702,926
Average interest-bearing liabilities	578,959	585,686	568,246
Net average earning assets	158,758	140,532	134,680
Average loans	538,096	517,419	531,427
Average deposits	682,113	682,888	657,136
Average equity	99,695	82,866	79,997
Average tangible equity	73,730	56,883	53,974

ASSET QUALITY	June 30, 2014	March 31, 2014	June 30, 2013

Non-performing loans	13,052	14,062	21,390
Non-performing loans to total loans	2.39%	2.64%	4.07%
Real estate/repossessed assets owned	5,926	7,703	13,165
Non-performing assets	18,978	21,765	34,555
Non-performing assets to total assets	2.30%	2.64%	4.46%
Net loan charge-offs (recoveries) in the quarter	(30)	297	(554)
Net charge-offs in the quarter/average net loans	(0.02)%	0.23%	(0.42)%

Allowance for loan losses	12,281	12,551	13,697
Average interest-earning assets to average
interest-bearing liabilities	127.42%	123.99%	123.70%
Allowance for loan losses to
non-performing loans	94.09%	89.25%	64.03%
Allowance for loan losses to total loans	2.25%	2.35%	2.61%
Shareholders’ equity to assets	12.05%	11.88%	10.35%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.58%	16.66%	15.81%
Tier 1 capital (to risk weighted assets)	15.31%	15.40%	14.54%
Tier 1 capital (to leverage assets)	10.93%	10.71%	10.27%
Tangible common equity (to tangible assets)	9.19%	9.02%	7.23%

DEPOSIT MIX	June 30, 2014	March 31, 2014	June 30, 2013

Interest checking	$ 101,490	$ 104,543	$ 93,058
Regular savings	67,344	66,702	55,716
Money market deposit accounts	228,317	227,933	213,239
Non-interest checking	134,546	128,635	117,498
Certificates of deposit	154,944	162,253	179,984
Total deposits	$ 686,641	$ 690,066	$ 659,495

RVSB Reports First Quarter Fiscal 2015 Profits
July 22, 2014

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
June 30, 2014	(Dollars in thousands)
Commercial	$ 75,702	$ -	$ -	$ 75,702
Commercial construction	-	-	14,272	14,272
Office buildings	-	80,944	-	80,944
Warehouse/industrial	-	45,578	-	45,578
Retail/shopping centers/strip malls	-	61,170	-	61,170
Assisted living facilities	-	7,556	-	7,556
Single purpose facilities	-	94,287	-	94,287
Land	-	15,251	-	15,251
Multi-family	-	22,501	-	22,501
One-to-four family	-	-	4,075	4,075
Total	$ 75,702	$ 327,287	$ 18,347	$ 421,336

March 31, 2014	(Dollars in thousands)
Commercial	$ 71,632	$ -	$ -	$ 71,632
Commercial construction	-	-	15,618	15,618
Office buildings	-	77,476	-	77,476
Warehouse/industrial	-	45,632	-	45,632
Retail/shopping centers/strip malls	-	63,049	-	63,049
Assisted living facilities	-	7,585	-	7,585
Single purpose facilities	-	93,766	-	93,766
Land	-	16,245	-	16,245
Multi-family	-	21,128	-	21,128
One-to-four family	-	-	3,864	3,864
Total	$ 71,632	$ 324,881	$ 19,482	$ 415,995

LOAN MIX	June 30, 2014	March 31, 2014	June 30, 2013
Commercial and construction
Commercial	$ 75,702	$ 71,632	$ 69,175
Other real estate mortgage	327,287	324,881	350,122
Real estate construction	18,347	19,482	10,792
Total commercial and construction	421,336	415,995	430,089
Consumer
Real estate one-to-four family	93,550	93,007	93,341
Other installment	32,107	24,486	1,959
Total consumer	125,657	117,493	95,300

Total loans	546,993	533,488	525,389

Less:
Allowance for loan losses	12,281	12,551	13,697
Loans receivable, net	$ 534,712	$ 520,937	$ 511,692

RVSB Reports First Quarter Fiscal 2015 Profits
July 22, 2014

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
June 30, 2014	(Dollars in thousands)
Non-performing assets

Commercial	$ -	$ -	$ 187	$ -	$ -	$ 187
Commercial real estate	1,780	-	5,258	-	-	7,038
Land	-	800	-	-	-	800
Multi-family	1,988	-	357	-	-	2,345
Real estate one-to-four family	335	-	2,050	270	-	2,655
Other Installment	-	-	-	-	27	27
Total non-performing loans	4,103	800	7,852	270	27	13,052

REO	426	45	4,781	674	-	5,926

Total non-performing assets	$ 4,529	$ 845	$ 12,633	$ 944	$ 27	$ 18,978

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
June 30, 2014	(Dollars in thousands)
Land and Spec Construction Loans

Land Development Loans	$ 1,963	$ 1,176	$ 12,112	$ -	$ -	$ 15,251
Spec Construction Loans	-	-	3,877	-	145	4,022

Total Land and Spec Construction	$ 1,963	$ 1,176	$ 15,989	$ -	$ 145	$ 19,273

RVSB Reports First Quarter Fiscal 2015 Profits
July 22, 2014

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2014	March 31, 2014	June 30, 2013

Efficiency ratio (4)	90.27%	95.59%	110.04%
Coverage ratio (6)	82.21%	79.81%	66.58%
Return on average assets (1)	0.36%	8.44%	0.85%
Return on average equity (1)	2.98%	81.44%	8.22%

NET INTEREST SPREAD
Yield on loans	4.60%	4.73%	4.99%
Yield on investment securities	1.94%	1.84%	1.44%
Total yield on interest earning assets	3.73%	3.65%	3.90%

Cost of interest bearing deposits	0.26%	0.32%	0.39%
Cost of FHLB advances and other borrowings	2.36%	2.36%	2.40%
Total cost of interest bearing liabilities	0.35%	0.40%	0.48%

Spread (7)	3.38%	3.25%	3.42%
Net interest margin	3.46%	3.33%	3.51%

PER SHARE DATA
Basic earnings per share (2)	$ 0.03	$ 0.74	$ 0.07
Diluted earnings per share (3)	0.03	0.74	0.07
Book value per share (5)	4.42	4.36	3.57
Tangible book value per share (5)	3.27	3.20	2.41
Market price per share:
High for the period	$ 4.03	$ 3.49	$ 2.67
Low for the period	3.38	2.82	2.27
Close for period end	3.88	3.43	2.51

Average number of shares outstanding:
Basic (2)	22,382,595	22,376,437	22,357,962
Diluted (3)	22,408,775	22,385,244	22,358,633

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.